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20081251360 C
$ 275.00
SECRETARY OF STATE
05-07-2008 11:36:12

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19941135403

1. Entity name: STOCKGROUP INFORMATION SYSTEMS INC.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) ______

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:

☐ "bank" or "trust" or any derivative thereof
☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ______ *(mm/dd/yyyy)*

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☐

7. *(Optional)* Delayed effective date: ______ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

New	Marcus		
(Last)	*(First)*	*(Middle)*	*(Suffix)*
500-750 Pender ST W			
(Street name and number or Post Office information)			
Vancouver		V6C 2T7	
(City)	*(State)*	*(Postal/Zip Code)*	
British Columbia	Canada		
(Province – if applicable)	*(Country – if not US)*		

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

STOCKGROUP INFORMATION SYSTEMS, INC.

Stockgroup Information Systems, Inc., a Colorado corporation (the "Corporation"), does hereby certify that, pursuant to authority conferred on the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, as amended, and pursuant to the provisions of the Colorado Business Corporations Act, the Board of Directors adopted a resolution as of April 28, 2008, providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of three thousand (3,000) shares of the Corporation's Preferred Stock, which resolution is as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation, the Board hereby provides for the issue of a series of Preferred Shares to be designated Series A Convertible Preferred Stock of the Corporation (the "Series A Preferred Stock"), consisting of three thousand (3,000) shares, and hereby fixes such designation and number of shares, and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof as set forth below, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Colorado a Certificate of Designation, Preferences, and Rights of the Series A Convertible Preferred Stock (the "Certificate"), as such officer or officers shall deem necessary or advisable to carry out the purposes of this Resolution.

A. <u>Series A Convertible Preferred Stock</u>

The preferences, privileges and restrictions granted to or imposed upon the Corporation's Series A Preferred Stock (the "Series A Preferred Stock"), or the holders thereof, are as follows:

1. <u>Liquidation Rights</u>

(a) **Treatment at Liquidation, Dissolution or Winding-Up**

(i) Except as otherwise provided in Section 1(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, before payment or distribution of any of such assets to the holders of the Common Stock or any other class or series of the Corporation's capital stock designated to be junior to the Series A Preferred Stock, an amount equal to $1,000.00 per share of Series A Preferred Stock, which amount shall be subject to equitable adjustment whenever there shall occur a combination of shares, reclassification or other similar event with respect to Series A Preferred Stock (the "Liquidation Amount"), plus all dividends accrued or declared but unpaid, to and including the date full payment shall be tendered.

(ii) If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series A Preferred Stock of all amounts distributable to them under Section A1(a)(i) hereof, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series A Preferred Stock.

(b) Distributions other than Cash

Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

2. Conversion

The holders of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert; Conversion Price

Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time commencing one hundred and eighty (180) days after the date of issuance of such share of Series A Preferred Stock, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock of the Corporation equal to the Liquidation Amount of the Series A Preferred Stock divided by the conversion price of $0.4545 per share (the "Conversion Price").

Upon such conversion, the Corporation's obligation with respect to the payment of declared but unpaid dividends shall be deemed satisfied with respect to the shares of Series A Preferred Stock that are converted. Such Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which Series A Preferred Stock is convertible, as hereinafter provided.

(b) Mechanics of Conversion

Before, any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred Stock and any such fraction will be rounded down to the nearest whole number. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock

issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) **Automatic Conversion**

(i) Immediately after the second anniversary of their date of issuance, all shares of Series A Preferred Stock shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for the Series A Preferred Stock, provided, however, that the Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock into which such shares of Series A Preferred Stock were convertible unless the certificate or certificates representing such shares of Series A Preferred Stock being converted are either delivered to the Corporation or the transfer agent of the Series A Preferred Stock, or the holder notifies the Corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes and delivers an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity.

(ii) Upon the automatic conversion of Series A Preferred Stock, each holder of Series A Preferred Stock shall surrender the certificate or certificates representing such holder's shares of Series A Preferred Stock at the office of the Corporation or of the transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of Series A Preferred Stock and any such fraction will be rounded down to the nearest whole number.

(d) **Adjustments to Conversion Price**

(i) **Special Definitions**

As referenced in this Section A2(d) and elsewhere herein, the following definitions shall apply:

A. **"Original Issue Date"** shall mean the date on which shares of Series A Preferred Stock were first issued, and **"Holder's Issue Date"** shall mean the date on which the particular shares of Series A Preferred Stock were issued to the holder;

B. **"Convertible Securities"** shall mean any evidences of indebtedness, shares (other than Series A Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock;

(ii) **Adjustment for Subdivisions, Combinations or Consolidations of Common Stock**

A. **Subdivisions**

In the event the Corporation at any time or from time to time after the Original Issue Date shall effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), other than dividends, distributions or subdivisions which are included in the Additional Permitted Securities, then the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased, concurrently with the effectiveness of such subdivision.

B. **Combinations or Consolidations**

In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall be proportionately increased, concurrently with the effectiveness of such combination or consolidation.

(e) **No Impairment**

The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the, conversion rights of the holders of Series A Preferred Stock against impairment.

(f) **Certificate as to Adjustments**

Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series A Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Upon the written request at any time of any affected holder of Series A Preferred Stock, the Corporation shall furnish to such holder a like certificate setting forth:

(i) such adjustments and readjustments;

(ii) the Conversion Price in effect at the time; and

(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of Series A Preferred Stock.

(g) **Notices of Record Date**

In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(h) **Common Stock Reserved**

The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

(i) **Certain Taxes**

The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Series A Preferred Stock.

(j) **Closing of Books**

The Corporation shall at no time close its transfer books against the transfer of any Series A Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion or transfer of such Series A Preferred Stock.

3. **Voting Rights**

Except with respect to matters which adversely affect the holders of Series A Preferred Stock, as required by law or as required by the Articles of Incorporation, the holders of Series A Preferred Stock shall not be entitled to notice of any stockholders' meeting or to vote upon any matter submitted to the stockholders for a vote.

4. **Dividends**

(a) Subject to the rights of holders, if any, of shares of Preferred Stock then outstanding having a right to dividends ranking equal or superior to the rights of holders of Series A Preferred Stock, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, out of any assets of the Corporation legally available therefore, such dividends when, as and if declared on shares of Series A Preferred Stock from time to time by the Board of Directors in the Board's sole discretion, at the rate of 7% of the Liquidation Amount per share per annum. No dividend shall be paid with respect to any shares of Common Stock or any shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to the payment of dividends (the "Junior Capital Stock") unless the holders of the Series A Preferred Stock are first paid all declared and unpaid dividends. The right to such dividends on the Series A Preferred Stock shall not be cumulative, and no rights shall accrue to the holders of Series A

Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

(b) Dividends, when and if declared, shall be paid semi-annually not in advance by forwarding a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of Series A Preferred Stock, or other shares of Common Stock, as applicable, as shown on the books of the Corporation, or to such other address as such holder specifies for such purpose by written notice to the Corporation. The forwarding of such cheque shall satisfy all obligations of the Corporation with respect to such dividends, unless such cheque is not paid upon timely presentation. Alternatively, the Corporation, in its sole discretion, may determine to pay the dividend in common stock of the Corporation. In the event that the Corporation determines to pay any declared dividend in common stock of the Corporation, the dividend will be issued at the closing average trading price for the common stock on the TSX Venture Exchange (or the Corporation's main trading market if not trading on the TSX Venture Exchange) for the ten (10) trading days prior to the date payment of the dividend is due.

(c) Each holder of an outstanding share of Series A Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with its repurchase of shares of Common Stock issued to or held by officers, directors or employees of, or consultants to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of repurchase between the Corporation and such persons upon termination of employment or services.

(d) Dividend payments, when, as and if declared by the, Board of Directors, shall be paid from the Corporation's cash flow after debt service and income tax payments and shall be payable only out of earnings of the Corporation determined in accordance with generally accepted accounting principles consistently applied. Dividend payments may be restricted pursuant to the provisions of the Corporation's working capital facility and the Corporation's need to retain capital for reinvestment in the Corporation's operations.

5. <u>Redemption</u>

(a) **Election of Redemptions**

At any time after ninety (90) days from the date of issuance of the Series A Preferred Stock the Corporation, upon ten (10) days written notice to the holders of Series A Preferred Stock, may redeem any or all of the Series A Preferred Stock, to the extent it may lawfully do so, on a pro rata basis.

(b) **Redemption Price**

The Corporation shall redeem the Series A Preferred Stock by paying in cash therefor a price per share equal to 110% of the Liquidation Amount plus accrued interest.

(c) **Notice**

At least ten (10) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A Preferred Stock, at the address

last shown on the records of the Corporation for such holder, specifying the number of shares to be redeemed from each holder, the applicable Redemption Date, the redemption price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the price designated, its certificate or certificates representing such holder's shares to be redeemed (the "Redemption Notice").

(d) Surrender of Certificates

Except as provided herein, on or after the applicable Redemption Date, such holder of Series A Preferred Stock to be redeemed at such time shall surrender to the Corporation the certificate or certificates representing such shares, in the manner at the price designated in the Redemption Notice, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(e) Rights of the Holders

From and after the applicable Redemption Date, unless there shall have been a default in payment of the redemption price, all rights of holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice (except the right to receive the redemption price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever save and except that the holders of Series A Preferred Stock designated for redemption in the Redemption Notice may convert any Series A Preferred Stock not yet converted into such number of Common Stock as determined in accordance with subsection A.2 hereof at any time on or prior to the Redemption Date. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the applicable Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on each such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of the Series A Preferred Stock, such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of the Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on the applicable Redemption Date.

6. <u>No Reissuance of Series A Preferred Stock</u>

No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7. **Residual Rights**

All rights accruing to the outstanding shares of the Corporation not expressly provided for in the terms of the Series A Preferred Stock shall be vested in the Common Stock.

The holders of the Series A Preferred Stock shall vote as a separate class with respect to any matter or proposed action as to which applicable law or the Articles of Incorporation require the vote, consent, or approval of the holders of the Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 29 day of APRIL, 2008.

STOCKGROUP INFORMATION SYSTEMS, INC.

Per: ______________________

Authorized Signatory